 Exhibit 3.3
CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
AND PRIVILEGES OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF THERMA-WAVE, INC.
The undersigned, Boris Lipkin and Joseph Passarello, do hereby certify:

1.	That they are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Therma-Wave, Inc., a Delaware corporation (the “Corporation”).

2.	That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors on November 18, 2005 adopted the following resolution creating a series of ten thousand four hundred (10,400) shares of Preferred Stock designated as “Series B Convertible Preferred Stock”:
     “RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:
     1. Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock.” The Series B Convertible Preferred Stock (the “Series B Preferred”) shall have a par value of $0.01 per share, and the number of authorized shares constituting such series shall be ten thousand four hundred (10,400).
     2. Dividends and Distributions.
          2A. The holders of shares of Series B Preferred, prior and in preference to the Series A Convertible Preferred Stock (the “Series A Preferred”) and to the Common Stock, shall be entitled to receive, out of funds legally available for the purpose, quarterly dividends (whether or not earned or declared) payable in cash on the fifth business day following the end of each fiscal quarter of the Corporation (each such date being referred to herein as a “Quarterly Dividend Payment Date”) at a rate of six percent (6%) per annum (the “Dividend Rate”) of the Liquidation Value (as defined below) thereof.
          2B. Dividends shall accrue daily on outstanding shares of Series B Preferred beginning from the date of the original issuance of such Series B Preferred. Dividends shall not compound; provided, that if the Corporation fails to pay such dividends as required, then accrued but unpaid dividends shall bear interest at a rate of six percent (6%) per annum compounding daily. Dividends paid on the shares of Series B Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors shall fix a record date for the determination of holders of shares of Series B Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof. Such dividends shall accrue on a daily basis whether or not they have been declared.
          2C. In the event dividends are paid on any shares of Common Stock, the Corporation shall pay an additional dividend on all outstanding shares of Series B Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.
     3. Voting Rights.
          3A. Except as otherwise provided in Section 3B, Section 3C or as required by law, each holder of shares of Series B Preferred shall be entitled to one vote per share for each share of Common Stock into which such shares of Series B Preferred could be converted pursuant to Section 6 hereof (rounded to the nearest whole share) immediately prior to the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have full voting rights and powers equal (except as described previously in this sentence) to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting (the “Stockholders’ Meeting Notice”) in accordance with the Bylaws of the Corporation. Notwithstanding the foregoing, in no event shall a share of Series B Preferred be entitled to more than that number of votes per share of Series B Preferred that is equal to the Liquidation Value (as defined below) divided by one dollar forty cents ($1.40)(as adjusted for any stock dividends, combinations or splits). Except as otherwise provided in Section 3B, or as required by law, the Series B Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. The voting rights specified in this Section 3 are in addition to, and are not intended to limit in any respect, the voting rights of holders of shares of the Series B Preferred under the General Corporation Law of the State of Delaware.
          3B. For so long as any shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein, the Certificate of Incorporation or by law, the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred shall be necessary for effecting or validating the following actions taken by either the Corporation or any subsidiary:
               (i) Any authorization or any designation, whether by reclassification, merger, consolidation, reorganization or otherwise, of any new class or series of stock or any other securities convertible into or exchangeable or exercisable for equity securities of the Corporation ranking on a parity with or senior to the Series B Preferred;
               (ii) Any issuance of shares of Series A Preferred, additional shares of Series B Preferred or any other series of preferred stock, including securities convertible into or exchangeable or exercisable for Series A Preferred, Series B Preferred, or any other series of preferred stock;
               (iii) Any alteration, amendment or repeal of any provision of the Certificate of Incorporation, this Certificate of Designation or the Bylaws of the Corporation

(including amendment effected by merger, consolidation, reorganization or otherwise), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred or otherwise adversely effects the holders of Series B Preferred;
               (iv) Any declaration of dividends or other distributions with respect to the Series A Preferred, Common Stock, or any other security ranking junior to the Series B Preferred;
               (v) Any redemption, repurchase or other acquisition of any shares of capital stock if such redemption, repurchase or acquisition would constitute receipt of cash or property for purposes of Section 305(b)(2) of the Internal Revenue Code; (except for acquisitions of Common Stock by the Corporation (i) pursuant to agreements with service providers (including employees) that permit the Corporation to repurchase such shares upon termination of the provision of services to the Corporation; (ii) in exercise of the Corporation’s repurchase option or right of first refusal on such shares; or (iii) approved by the Corporation’s Board of Directors, including the approval of each of the representatives of the Series B Preferred);
               (vi) Any issuance of debt convertible into Common Stock or issuance of any Preferred Stock (other than Preferred Stock that constitutes Common Stock for the purposes of United States federal income taxes);
               (vii) Any incurrence, directly or indirectly through any of its subsidiaries, of indebtedness or capital lease financing in excess of $5,000,000 in aggregate principal amount at any time outstanding, other than accounts payable to suppliers or other liabilities incurred in the ordinary course of business; and
               (viii) Any payment or declaration of any dividend or making of any other distribution on any share of capital stock or other security or interest in the Corporation other than the Series B Preferred if the effect of such dividend or distribution could reasonably be expected to (i) cause the right to receive the Liquidation Value to result in, (ii) cause an increase in the Liquidation Value to be, (iii) cause the conversion of the Series B Preferred into Common Stock to be or (iv) make an adjustment of the Conversion Rate a taxable event to the holders of the Series B Preferred.
          3C. For so long as at least one thousand eighty (1,080) shares of Series B Preferred remain outstanding (as adjusted for any stock dividends, combinations or splits with respect to such shares) and prior to the second anniversary of the initial issuance of the Series B Preferred, in addition to any other vote or consent required herein, the Certificate of Incorporation or by law, the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred shall be necessary for effecting or validating the following actions taken by either the Corporation or any subsidiary:
               (i) Any Dilutive Issuance (as defined below) that will have the effect of adjusting the Conversion Price (as defined below) below one dollar forty cents ($1.40)(as adjusted for any stock dividends, combinations or splits) pursuant to the provisions of Section 6D hereof but without giving effect to any limitation on conversion price adjustment contained in Section 6D hereof.

     4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series B Preferred shall be entitled to be paid, before any distribution or payment is made upon, and in preference to, any Common Stock and Series A Preferred, but after the payment of outstanding debt, an amount in cash equal to the greater of (a) the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon, which for all purposes hereof shall include dividends that have accrued since the last Quarterly Dividend Payment Date up to and including the date of all payment of such preferential amount that shall be tendered with respect to such shares of Series B Preferred in connection with such liquidation, dissolution or winding up) and (b) the amount that such holder would have received had such holder converted such Series B Preferred into shares of Common Stock immediately prior to such liquidation, dissolution or winding up, and upon timely payment in full of such amount the holders of Series B Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid under this Section 4, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate liquidation preference of the Series B Preferred held by each such holder. Not less than ten (10) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series B Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Series B Preferred. A sale of all or substantially all of the assets of the Corporation shall be deemed a liquidation for the purposes of this section. An acquisition of the Corporation by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer), whether or not the Corporation is a party thereto, where the stockholders of the Corporation immediately preceding such transaction own, following such transaction, securities representing less than 50% of the voting power of the surviving or acquiring corporation (a “Change of Control”) shall not be deemed a liquidation but shall give rise to the right of redemption set forth under Section 5C herein.
     5. Redemptions.
          5A. Scheduled Redemption. On the earlier of (x) the fifth anniversary of the date of the initial issuance of the Series B Preferred and (y) receipt of an Investor Redemption Notice (as defined in Section 6D), the Corporation shall redeem any and all outstanding shares of Series B Preferred at a price per share equal to the Liquidation Value thereof (plus accrued and unpaid dividends thereon, which for all purposes hereof shall include dividends that have accrued since the last Quarterly Dividend Payment Date up to and including the Redemption Date (as defined below) (the “Redemption Price”). The number of shares of Series B Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series B Preferred to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series B Preferred then held by such holder and the denominator of which shall be the total number of shares of Series B Preferred then outstanding.
          5B. Optional Redemption. Beginning on the twenty-four (24)-month anniversary of the date of the initial issuance of the Series B Preferred, if the Trading Price (as defined below) equals or exceeds the price that is equal to two hundred percent (200%) of the then current

Conversion Price (as defined herein) for a period of twenty (20) consecutive trading days (the “Optional Redemption Triggering Event”), the Corporation may within ten (10) days of the Optional Redemption Triggering Event, at its election, provide each holder of Series B Preferred written notice (“Optional Redemption Notice”) of its intention to redeem for cash all shares of Series B Preferred for an amount equal to the Redemption Price, with such notice specifying a redemption date (“Optional Redemption Date”) that is not less twenty (20) days but not more than thirty (30) days after the date of mailing of the Option Redemption Notice. Each holder of Series B Preferred to be so redeemed may, in lieu of redemption, convert such holder’s shares of Series B Preferred in whole or in part into shares of Common Stock (without regard to the written notice provisions of Section 6A) upon furnishing written notice to the Corporation not less than five (5) days prior to the Optional Redemption Date. For purposes of this Section 5B, “Trading Price” shall mean the closing price of the Corporation’s shares quoted on the Nasdaq Stock Market or, if such shares are not traded on the Nasdaq Stock Market, the closing price quoted on any exchange on which the shares are listed, as published in the Western Edition of The Wall Street Journal. The number of shares of Series B Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series B Preferred to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series B Preferred then held by such holder and the denominator of which shall be the total number of shares of Series B Preferred then outstanding.
          5C. Special Redemptions. For so long as any share of Series B Preferred remains outstanding, the Corporation shall give written notice (the “Change of Control Notice”) to each holder of Series B Preferred at least ten (10) days prior to a Change of Control which notice shall describe in reasonable detail the material terms and anticipated date of consummation thereof. Each holder of Series B Preferred then outstanding may require the Corporation to redeem such holder’s outstanding shares of Series B Preferred at a price per share equal to the greater of (a) Redemption Price and (b) the amount such holder of Series B Preferred would have received in a liquidation of the Corporation had they converted such shares into shares of Common Stock immediately prior to such liquidation by giving written notice to the Corporation of such election within five days of such holder’s or holders’ receipt of the Change of Control Notice (the “Expiration Date”).
     Upon receipt of such election, the Corporation shall be obligated to redeem the outstanding shares of Series B Preferred immediately prior to the Change of Control. If any proposed Change of Control does not occur within sixty (60) days of the date of the Change in Control Notice, all requests for redemption in connection therewith shall be automatically rescinded.
          5D. Redemption Payments. For each share of Series B Preferred that is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date (as defined below) to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share of Series B Preferred) an amount in cash equal to the Redemption Price. If the funds of the Corporation legally available for redemption of shares of Series B Preferred on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds that are legally available shall be used to redeem the maximum possible number of shares pro rata among the holders of the shares to be redeemed based upon the aggregate Redemption Price of such shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the shares of Series B Preferred, such funds shall be used, as soon as practicable thereafter (and in any event within five business days), to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. In addition, any redemption of Series B Preferred shall be made out of any surplus or any capital whether or not a reduction of capital is thereby involved, and the Corporation shall take all necessary action to effect a reduction of capital if such reduction is necessary to provide funds legally available for any required redemption of Series B Preferred.
     The term “Redemption Date” shall mean the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided, however, that no such date shall be a Redemption Date unless the Redemption Price of such share of Series B Preferred is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.
          5E. Notice of Redemption. Except as otherwise provided herein, the Corporation shall deliver written notice (by a nationally recognized courier service such as Federal Express for next business day delivery) of each redemption of any Series B Preferred (other than a redemption at the request of a holder or holders of Series B Preferred) to each record holder thereof not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.
          5F. Dividends After Redemption Date. No share of Series B Preferred shall be entitled to any dividends accruing after the date on which the Redemption Price is paid to the holder of such share. On such date, all rights of the holder of such share of Series B Preferred shall cease, and such share shall no longer be deemed to be issued and outstanding.
          5G. Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred that are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.
          5H. Partial Redemptions. Notwithstanding anything to the contrary contained herein, any redemption by the Corporation of less then all of the shares of Series B Preferred then held by each holder must be a number of shares of Series B Preferred sufficient, in the good faith opinion of counsel to the holder, to be treated as a distribution in exchange for stock (and not as a dividend) under Section 302 of the Internal Revenue Code of 1986, as amended (or any comparable successor provision), as to such holder.
     6. Conversion. The holders of Series B Preferred shall be convertible into Common Stock as follows:
     Right to Convert. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, upon sixty-one (61) days prior written notice or upon five (5) days prior written notice following receipt of a Change of Control Notice, Optional Redemption Notice, or

Stockholders’ Meeting Notice of any meeting to approve a Change of Control (which notice shall be provided at least ten (10) days prior to the record date to be established for such Meeting), into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Liquidation Value by the Conversion Price for the Series B Preferred; provided, however, a holder of shares of Series B Preferred who called for a special meeting of the stockholders shall not be entitled to convert their shares of Series B Preferred upon receipt of a Stockholders’ Meeting Notice. The number of shares of Common Stock into which each share of Series B Preferred may be converted is hereinafter referred to as the “Conversion Rate.” Upon any decrease or increase in the Conversion Price, as described in this Section 6, the Conversion Rate for such series shall be appropriately increased or decreased. The initial “Conversion Price” of any shares of Series B Preferred shall be one dollar fifty-five cents ($1.55). The initial “Liquidation Value” of any share of Series B Preferred will be equal to $1,000. Liquidation Value for the purposes of this paragraph and Section 3 shall include accrued and unpaid dividends to the extent doing so will not (x) result in more than seven million three hundred seventy-three thousand five hundred (7,373,500) shares of Common Stock being issued in aggregate upon conversion of the Series B Preferred and (y) with respect to any holder, result in such holder owning, solely as a result of such dividend amount (together with its affiliates and assuming the exercise or conversion of all derivative securities held by such holder and its affiliates) more than twenty percent (20%) of the Corporation’s outstanding voting securities.
          6A. Mechanics of Conversion. Any dividends excluded by operation of Section 0 above shall remain payable by the Corporation in cash as required by Section 2B and shall be paid prior to any other cash distribution or dividend on the capital stock of the Corporation. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock. For such purpose, all shares of Series B Preferred held by each holder of Series B Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same.
     The Corporation shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series B Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933 or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Series B Preferred for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred shall not be deemed to have converted such Series B Preferred until immediately prior to the closing of such transaction or the occurrence of such event.
     The Corporation covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Series B Preferred as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of shares of the Series B Preferred, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of the Series B Preferred. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issuance as provided herein be duly and validly issued and fully paid and nonassessable.
          6B. Adjustments to Conversion Price for Diluting Issues.
               (i) Special Definition. For purposes of this paragraph 6B, “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 6B(iii)deemed to be issued) by the Corporation after the filing of this Certificate of Designation, other than issuances or deemed issuances of:
                    (1) shares of Common Stock issued pursuant to the Corporation’s employee stock purchase plan and equity incentive plan
                    (2) Common Stock and options, warrants or other rights exercisable at or above fair market value (as determined by the Corporation’s board of directors) to purchase Common Stock issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or similar arrangements;
                    (3) shares of Common Stock issued upon the exercise or conversion of options or convertible securities outstanding as of the date of the filing of this Certificate of Designation or upon the exercise or conversion of options or convertible securities referenced in the paragraph above;
                    (4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 6D, 6E or 6F hereof;
                    (5) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

                    (6) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors;
                    (7) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;
                    (8) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing or other similar agreements or strategic partnerships approved by the Board of Directors; and
                    (9) shares of Common Stock issued or issuable to vendors, suppliers or third -party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors; provided, however, that the aggregate shares of Common Stock issued pursuant to subsections (6)-(9) shall not exceed three hundred thousand (300,000) shares (as adjusted for any stock dividends, combinations or splits with respect to such shares).
               (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series B Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (as determined pursuant to paragraph 6D(i)) on an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for the Series B Preferred.
               (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the date of issuance of the Series B Preferred shall issue any options or convertible securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or convertible securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options or, in the case of convertible securities, the conversion or exchange of such convertible securities or, in the case of options for convertible securities, the exercise of such options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:
                    (1) no further adjustment in the Conversion Price of the Series B Preferred shall be made upon the subsequent issue of convertible securities or shares of Common Stock in connection with the exercise of such options or conversion or exchange of such convertible securities;
                    (2) if such options or convertible securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the

Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such options or convertible Securities such as this Section 6C or pursuant to recapitalization provisions of such Options or convertible securities such as Sections 6D, 6E and 6F hereof), the Conversion Price of the Series B Preferred and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);
                    (3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Series B Preferred to an amount that exceeds the lower (i) the Conversion Price on the original adjustment date or (ii) the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;
                    (4) upon the expiration of any such options or any rights of conversion or exchange under such convertible securities which shall not have been exercised, converted or exchanged, the Conversion Price of the Series B Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
                         (a) in the case of convertible securities or options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such options or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such convertible securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
                         (b) in the case of options for convertible securities, only the convertible securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised options, plus the consideration deemed to have been received by the Corporation (determined pursuant to paragraph 6B(i)) upon the issue of the convertible securities with respect to which such options were actually exercised; and
                    (5) if such record date shall have been fixed and such options or convertible securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 6C(iii) as of the actual date of their issuance.
          6C. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 6B(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of the Series B Preferred in effect on the date of and immediately prior to such issue or deemed issue (a “Dilutive Issuance”), then, the Corporation shall provide written notice of such issuance to the holders of the Series B Preferred, and (subject to the ultimate sentence of this Section 6D) the Conversion Price of the Series B Preferred shall be reduced, concurrently with such issue or deemed issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or deemed issue plus the number of shares which the aggregate consideration received or deemed received by the Corporation for the total number of Additional Shares of Common so issued or deemed issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or deemed issue plus the number of such Additional Shares of Common so issued or deemed issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. Provided further, that notwithstanding the foregoing, the Conversion Price shall not be reduced if such reduction would (x) result in more than seven million three hundred seventy-three thousand five hundred (7,373,500) shares of Common Stock being issuable in aggregate upon conversion of the Series B Preferred and (y) with respect to any holder, result in such holder owning, solely as a result of such adjustment conversion (together with its affiliates and assuming the exercise or conversion of all derivative securities held by such holder and its affiliates) more than twenty percent (20%) of the Corporation’s outstanding voting securities. Any reduction in the Conversion Price excluded by operation of the prior sentence shall require the Company, upon the request of an Investor, to repurchase for cash (at the then current Conversion Price) the lowest number of shares of Preferred Stock that would be convertible into the number of shares of Common Stock that causes violation of the prior sentence. Immediately upon such repurchase, the Conversion Price will be adjusted in accordance with this paragraph 6D. For the purposes of this paragraph 6C, all shares of Common Stock issuable upon conversion of all outstanding shares of the Series B Preferred and the exercise and/or conversion of any other outstanding convertible securities and all outstanding options shall be deemed to be outstanding. In the event of a Dilutive Issuance, in lieu of the adjustment provided in this Section 6D, each holder of Series B Preferred then outstanding may require the Corporation to redeem such holder’s outstanding shares of Series B Preferred pursuant to Section 5A by delivering a notice (an “Investor Redemption Notice”) requesting such redemption within ten (10) business days of receipt of notice of the dilutive issuance.
               (i) Determination of Consideration. For purposes of this subsection 6C, the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:
                    (1) Cash and Property. Such consideration shall:
                         (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts or commissions allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

                         (b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue or deemed issue, as determined in good faith by the Board of Directors; and
                         (c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.
                    (2) Options and Convertible Securities. The consideration per share deemed received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 6B(iii) shall be determined by dividing:
                         (a) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such options or convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such options or the conversion or exchange of such convertible securities, or in the case of options for convertible securities, the exercise of such options for convertible securities and the conversion or exchange of such convertible securities by
                         (b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such convertible securities.
          6D. Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the Series B Preferred in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
          6E. Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares Series B Preferred shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred, Conversion Price and/or Liquidation Value of the Series B Preferred in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be appropriately adjusted. In the event the outstanding shares of Series B Preferred shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred, the Conversion Price and/or Liquidation Value of the Series B Preferred in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be appropriately adjusted.

          6F. Adjustments for Reclassification, Exchange and Substitution. Subject to Section 4 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series B Preferred shall have the right thereafter to convert such shares of Series B Preferred into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series B Preferred immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.
          6G. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of Series B Preferred.
          6H. Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series B Preferred may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment.
          6I. Withdrawal of Conversion or Redemption Notice. Notwithstanding anything herein to the contrary, at any time following the delivery of a written notice by a holder of Series B Preferred and subsequent to surrender of the shares of Series B Preferred for conversion or redemption but prior to the effective date of such conversion or redemption, such holder of Series B Preferred may by prior written notice withdraw their written notice of conversion or redemption
          6J. No Impairment. The Corporation will not amend its certificate of incorporation or participate in any reorganization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section 5 and 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and redemption rights of the holders of Series B Preferred against impairment.
     7. Amendment. This Certificate of Designation of the Corporation shall not be further amended in any manner which would alter or change the powers, preference or special rights of the

Series B Preferred so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred, voting separately as a series.

     RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges of the Series B Convertible Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.”
     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.
     Executed at Fremont, California on November 22, 2005.

/s/ Boris Lipkin
Boris Lipkin, Chief Executive Officer

/s/ Joseph Passarello
Joseph Passarello, Secretary

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]